Exhibit 21.1

SUBSIDIARIES OF PRECISION BIOSCIENCES, INC.

Legal Name of Subsidiary	Jurisdiction of Organization

Precision PlantSciences, Inc.	Delaware

Precision BioSciences UK Limited	England and Wales